UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12

CHARLES & COLVARD, LTD.
(Name of Registrant as Specified in its Charter)

RIVERSTYX CAPITAL MANAGEMENT, LLC
RIVERSTYX FUND, LP
RIVERSTYX FUND, GP
BEN FRANKLIN
MICHAEL R. LEVIN
LLOYD M. SEMS
(Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X] No fee required.
[ ] Fee paid previously with preliminary materials.
[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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FOR IMMEDIATE RELEASE

Charles & Colvard Shareholder Riverstyx Capital Slams Charles &
Colvard Board for Handing Itself Nearly 40% of Company

Board Awards Self Equity at Absurd Discount of $0.15 per Share

Jacksonville, FL -- [Date] -- Riverstyx Capital Management, LLC
("Riverstyx"), a significant shareholder of Charles & Colvard, Ltd. (OTC: CTHR) (the "Company"), today released a letter to CTHR shareholders.

To shareholders of Charles & Colvard:

Last week our Company announced a new equity compensation plan for senior executives and also the Board of Directors. We write to explain the plan, if you have not reviewed it, and to express our strong opposition to it.

In short, this plan represents blatant self-enrichment at the expense of long-suffering shareholders. At a time when Charles & Colvard's stockholders have endured years of value destruction, the Board has chosen to reward insiders with massive equity grants -- including nearly double the allocation to the Executive Chairman compared to the CEO -- while simultaneously leaving shareholders diluted and without a voice.

We shareholders deserve a Board that prioritizes stewardship, accountability, and fair governance -- not one that rubber-stamps sweetheart deals for itself. We will fight against this dilution of shareholder value and continue pressing for the urgent reforms Charles & Colvard needs.

The Board adopted a Fiscal 2026 Executive Incentive Program on August 21, 2025. It grants management and directors the right to acquire nearly 1.2 million shares -- equivalent to almost 40% of the Company's outstanding common equity -- while exposing shareholders to both dilution and cash drain. Specifically, the plan:

- Allocates 480,000 units to the Executive Chairman alone, twice the CEO's allocation.
- Allows grants to directors themselves, undermining board independence.
- Fixes a baseline valuation of just $0.1478 per share -- effectively gifting insiders penny-priced stock. Valuation reverts to a market price if and when trading volume exceeds 100,000 shares per day, so it provides for cash payouts tied to higher market prices if volume increases.
- Includes a cash payout option that could divert hundreds of thousands of dollars from the Company's already fragile balance sheet directly into insiders' pockets.

Riverstyx recently submitted nominations for three highly qualified independent directors to stand for election at the upcoming Annual Meeting of Shareholders. The firm urges fellow shareholders to join in demanding change and restoring integrity to the Company's governance.

Please feel free to contact me to discuss this development or the Company overall.

Ben Franklin, CFA
Riverstyx Capital Management

About Riverstyx Capital:
Riverstyx Capital Management, LLC is an investment firm based in Jacksonville, FL, focused on small- and micro-cap companies worldwide. Riverstyx takes an active role in working constructively with companies to unlock long-term shareholder value through improved governance, capital allocation, and strategy.

Contact:
Ben Franklin, CFA
Riverstyx Capital Management
info@riverstyxcapital.com

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Important Additional Information Regarding Proxy Solicitation

Riverstyx, its affiliates, and nominees intend to file a proxy statement and proxy card with the SEC in connection with the solicitation of proxies for the Company's upcoming Annual Meeting. Riverstyx, its affiliates, and nominees will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding Riverstyx, its affiliates, and nominees and their respective interests in the Company's securities or otherwise is set forth in Riverstyx's Schedule 13D, filed with the SEC on September 2, 2025.
Details concerning the nominees of the Charles & Colvard Board of Directors for election at the upcoming Annual Meeting will be included in the proxy statement to be filed for the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF CHARLES & COLVARD
ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING RIVERSTYX'S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO ONCE AVAILABLE BECAUSE THEY WILL CONTAIN
IMPORTANT INFORMATION. These documents, including the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by Riverstyx, its affiliates, and nominees with the SEC, are or will be available for no charge at the SEC's website at http://www.sec.gov.